Exhibit 99.1

 Pinnacle Foods Finance LLC Reports Fourth Quarter Fiscal 2012 Results

Parsippany, NJ, March 6, 2013 - Pinnacle Foods Finance LLC today announced its financial results for the fourth quarter and fiscal year ended December 30, 2012. Net sales for the quarter increased 3% versus year-ago to $705 million, and net earnings in the quarter were $44 million, after giving effect to approximately $10 million of after-tax charges, primarily related to restructuring. For 2012, net sales of $2.48 billion were essentially even with year-ago, and net earnings were $53 million, after giving effect to approximately $51 million of after-tax charges, principally related to restructuring and refinancing.

Commenting on the results, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “We posted solid performance in the fourth quarter by delivering a 3% increase in adjusted EBITDA. In a food industry environment that is showing some signs of improving, we generated share growth on more than half of our portfolio, driving 4% net sales growth on our North America retail business.  Further, we expanded gross margin, excluding restructuring, as inflation moderated and our productivity initiatives accelerated.”

Fourth Quarter 2012

Net sales of $705 million in the fourth quarter of 2012 increased 3%, compared to net sales of $686 million in the year-ago period. This performance reflected the benefit of a 53rd week in 2012 which added approximately 4% for the quarter, as well as favorable mix, partially offset by the impact of the Company's exit from lower-margin businesses in its Specialty Division.

Net sales in the Company's North America retail businesses increased 4% in the quarter, largely reflecting the 53rd week in 2012. By brand, the Company registered sales growth for Birds Eye® Voila!™, Van de Kamp's® and Mrs. Paul's® frozen seafood, Vlasic® pickles and Log Cabin® syrups, while net sales of Birds Eye® vegetables, Duncan Hines® baking products and Aunt Jemima® frozen breakfasts declined.

Adjusted EBITDA, as defined in the Company's borrowing agreements, advanced 3% to $153 million in the fourth quarter of 2012, compared to Adjusted EBITDA of $149 million in the year-ago quarter. Adjusted EBITDA is defined below under “Non-GAAP Financial Measures” and is reconciled to Net Earnings (Loss) in the tables that accompany this release.

Earnings before interest and taxes (EBIT) were $117 million in the fourth quarter of 2012, after giving effect to $16 million of pre-tax charges primarily related to restructuring, compared to a loss at the EBIT line in the fourth quarter of 2011 of $(26) million, which included $155 million of pre-tax charges primarily related to goodwill and tradename impairments. Excluding these charges in both periods, EBIT for the quarter improved 3% versus year-ago to $133 million. This improved performance resulted from strong productivity results and moderating inflation. Also, the 53rd week increased the comparison by approximately 4%. Partially offsetting these improvements was lower performance-based compensation expense in 2011. Excluding the two items from both years, adjusted EBIT increased 5%.

The Company reported net earnings of $44 million in the fourth quarter of 2012, after giving effect to approximately $10 million of after-tax charges primarily related to restructuring, compared to a net loss of $(88) million in the fourth quarter of 2011, which included $133 million of after-tax charges primarily related to goodwill and tradename impairments. Excluding these charges in both periods, net earnings advanced 17% to $54 million in the fourth quarter of 2012, compared to approximately $46 million in the year-ago quarter. This improvement reflected the increase in EBIT, as well as lower interest expense, stemming from the Company's refinancing activities and lower overall debt levels.

Fiscal Year 2012
Net sales of $2.48 billion in 2012 were essentially even with net sales of $2.47 billion in 2011. Net sales in the Company's North America retail businesses increased 1% to $2.08 billion in 2012, compared to net sales of $2.07 billion in the year-ago period. The 53rd week in 2012 benefited both the consolidated and the North America retail net sales comparisons by approximately 1%.

Adjusted EBITDA was $426 million in the fiscal year 2012, compared to Adjusted EBITDA of $450 million in 2011.

EBIT in 2012 was $284 million, after giving effect to $66 million in pre-tax charges principally related to restructuring and refinancing, compared to EBIT in the year-ago period of $183 million, which included $192 million in pre-tax charges primarily related to impairments, restructuring and a legal settlement.

Net earnings in 2012 were $53 million, after giving effect to $51 million in after-tax charges, primarily related to restructuring and refinancing compared to a net loss in 2011 of $(47) million, which included $156 million of after-tax charges, primarily related to impairments, restructuring and a legal settlement.

Net cash provided by operating activities in 2012 was $203 million, compared to net cash provided by operating activities of $204 million in the year-ago period. Total capital expenditures, including footprint consolidation, were $78 million in 2012 compared to $117 million in 2011. Ongoing capital expenditures, excluding footprint consolidation, were $70 million in 2012 and $88 million in 2011.

Conference Call Information
The Company will host a conference call on Wednesday, March 6, 2013 at 10:00AM (ET) to discuss its results, although the call this quarter will not include the usual question and answer session due to the Pinnacle Foods Inc. Registration Statement filing on December 19, 2012.

To access the call, interested parties can dial (866) 835-8903 and reference conference name: Pinnacle Foods Q4 Earnings Call. A replay of the call will be available, beginning March 6, 2013 at 1:00 PM (ET) until March 20, 2013, by dialing 1-888-266-2081 and referencing Access Code 1606400.

About Pinnacle Foods Finance LLC
Millions of times a day in more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is a Top 1000 Company ranked on Fortune Magazine's 2011 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 out of 12 major category segments in which they compete. Our Duncan Hines Grocery Division manages Leadership brands such as Duncan Hines® baking mixes and frostings, Vlasic® shelf-stable pickles and Mrs. Butterworth's® and Log Cabin® table syrups and Foundation brands such as Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages Leadership brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Fresh like® vegetables, Birds Eye Voila!® complete bagged meals and Van de Kamp's® and Mrs. Paul's® seafood and Foundation brands such as Hungry-Man® dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® bagels, and Celeste® pizza. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian® Kettle Style Potato Chips, Erin's® Popcorn, Snyder of Berlin® and Husman's® in addition to our food service and private label businesses. Further information is available at http://www.pinnaclefoods.com.

Contact:
Maria Sceppaguercio
SVP, Investor Relations
Pinnacle Foods Finance LLC
973-541-8629

Forward Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, the successful integration and achievement of estimated future cost savings related to the Birds Eye Foods acquisition, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Annual Report on Form 10-K for the year ended December 30, 2012 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.

Non-GAAP Financial Measures

Adjusted EBITDA

The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is important in measuring covenant compliance in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

Adjusted EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating Adjusted EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

The following table provides a reconciliation from our net earnings (loss) to EBITDA and Adjusted EBITDA for the three months and fiscal years ended December 30, 2012 and December 25, 2011. The terms and related calculations are defined in the Senior Secured Credit Facility and the indentures governing the 8.25% Senior Notes and the 9.25% Senior Notes.

(thousands of dollars)	Three Months Ended		Fiscal year
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
	14 weeks	13 weeks	53 weeks	52 weeks
Net earnings (loss)	$43,662	$(87,524)	$52,519	$(46,914)
Interest expense, net	43,878	52,693	198,374	208,078
Income tax expense (benefit)	29,000	9,096	32,701	22,103
Depreciation and amortization expense	29,581	23,411	98,123	88,476
EBITDA	$146,121	$(2,324)	$381,717	$271,743
Non-cash items (a)	1,431	145,954	63	152,245
Acquisition, merger and other restructuring charges (as defined) (b)	5,403	3,134	23,276	20,264
Other adjustment items (c)	21	2,294	21,040	5,440
Adjusted EBITDA (unaudited)	152,976	149,058	426,096	449,692

(a)	Non-cash items are comprised of the following:

(thousands of dollars)	Three Months Ended		Fiscal year
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
	14 weeks	13 weeks	53 weeks	52 weeks
Non-cash equity-related compensation charges	$125	$251	$850	$1,151
Unrealized mark-to-market losses resulting from hedging activities	786	(2,497)	(1,307)	1,608
Goodwill impairment charge (1)	—	122,900	—	122,900
Other impairment charge (2)	520	25,300	520	26,586
Total non-cash items	$1,431	$145,954	$63	$152,245
_________________

(1)	For fiscal 2011, represents goodwill impairments on the Breakfast ($51,700), Private Label ($49,700) and Food Service ($21,500) reporting Units.

(2)
For fiscal 2012, represents tradename impairments on Bernstein's ($0.5 million). For fiscal 2011, represents tradename impairments on Aunt Jemima ($23,700), Lenders ($1,200) and Bernstein's ($400). For fiscal 2011, this also includes a plant asset impairment on the previously announced closure of the Tacoma, WA facility ($1,286).

(b)	Acquisition, merger and other restructuring charges are comprised of the following:

(thousands of dollars)	Three Months Ended		Fiscal year
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
	14 weeks	13 weeks	53 weeks	52 weeks
Expenses in connection with an acquisition or other non-recurring merger costs	$729	$(268)	$2,349	$8,771
Restructuring charges, integration costs and other business optimization expenses (1)	4,622	2,366	19,911	9,485
Employee severance	52	1,036	1,016	2,008
Total non-recurring items	$5,403	$3,134	$23,276	$20,264

(1)
For fiscal 2012, primarily represents restructuring charges, consulting and business optimization expenses related to the closings of the Tacoma, Washington, Fulton, New York, Green Bay, Wisconsin and Millsboro, Delaware facilities. For fiscal 2011, primarily represents restructuring charges, consulting and business optimization expenses related to the closings of the Tacoma, Washington and Fulton, New York facilities.

(c)	Other adjustment items are comprised of the following:

(thousands of dollars)	Three Months Ended		Fiscal year
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
	14 weeks	13 weeks	53 weeks	52 weeks
Management, monitoring, consulting and advisory fees paid to Blackstone	$1,173	$1,150	$4,707	$4,572
Other (1)	(1,152)	1,144	16,333	868
Total other adjustments	$21	$2,294	$21,040	$5,440

(1) For fiscal 2012, primarily represents $14.3 million of the premiums paid on the redemption of $150.0 million of 9.25% Senior Notes due 2015, the redemption of $199.0 million of 10.625% Senior Subordinated Notes due 2017 and the repurchase and retirement of $10.0 million of 9.25% Senior Notes due 2015. Also, for fiscal 2012 and fiscal 2011, represents costs for the recall of Aunt Jemima product net of insurance recoveries of $2.1 million in 2012 and $1.1 million in 2011. For fiscal 2011, also includes a gain on the sale of the Watsonville, CA property of $0.4 million.

Earnings before interest and taxes, excluding charges

The following table reconciles GAAP Earnings before interest and taxes ("EBIT"), to Earnings before interest and taxes, excluding charges.

(thousands of dollars)	Three Months Ended		Fiscal year ended
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
	14 weeks	13 weeks	53 weeks	52 weeks
EBIT	$116,540	$(25,736)	$283,594	$183,266
Non-cash items (a)	1,431	145,954	63	152,245
Acquisitions, merger or other restructuring charges (b)	5,403	3,134	23,276	20,264
Accelerated depreciation (1)	9,637	3,330	21,867	14,077
Other adjustment items (c)	21	2,294	21,040	5,440
EBIT, excluding charges	$133,032	$128,976	$349,840	$375,292

 _________________

1.	Related to footprint consolidation projects.

(a)	Non-cash items are comprised of the following:

(thousands of dollars)	Three Months Ended		Fiscal year ended
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
	14 weeks	13 weeks	53 weeks	52 weeks
Non-cash compensation charges	$125	$251	$850	$1,151
Unrealized losses (gains) resulting from hedging activities	786	(2,497)	(1,307)	1,608
Goodwill impairment charges (1)	—	122,900	—	122,900
Other impairment charges (2)	520	25,300	520	26,586
Total non-cash items	$1,431	$145,954	$63	$152,245

 _________________

(1)	For fiscal 2011, represents goodwill impairments on the Breakfast ($51,700), Private Label ($49,700) and Food Service ($21,500) reporting Units.

(2)
For fiscal 2012, represents tradename impairments on Bernstein's ($520). For fiscal 2011, represents tradename impairments on Aunt Jemima ($23,700), Lenders ($1,200) and Bernstein's ($400). For fiscal 2011, this also includes a plant asset impairment on the previously announced closure of the Tacoma, WA facility ($1,286).

(b)	Acquisition, merger and other restructuring charges are comprised of the following:

(thousands of dollars)	Three Months Ended		Fiscal year ended
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
	14 weeks	13 weeks	53 weeks	52 weeks
Expenses in connection with an acquisition or other non-recurring merger costs	$729	$(268)	$2,349	$8,771
Restructuring charges, integration costs and other business optimization expenses (1)	4,622	2,366	19,911	9,485
Employee severance and recruiting	52	1,036	1,016	2,008
Total acquisition, merger and other restructuring charges	$5,403	$3,134	$23,276	$20,264

(1)
For fiscal 2012, primarily represents restructuring charges, consulting and business optimization expenses related to the closings of the Tacoma, Washington, Fulton, New York, Green Bay, Wisconsin and Millsboro, Delaware facilities. For fiscal 2011, primarily represents restructuring charges, consulting and business optimization expenses related to the closings of the Tacoma, Washington and Fulton, New York facilities.

(c)	Other adjustment items are comprised of the following:

(thousands of dollars)	Three Months Ended		Fiscal year ended
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
	14 weeks	13 weeks	53 weeks	52 weeks
Management, monitoring, consulting, and advisory fees	$1,173	$1,150	$4,707	$4,572
Other (1)	(1,152)	1,144	16,333	868
Total other adjustments	$21	$2,294	$21,040	$5,440

 _________________

(1)
For fiscal 2012, primarily represents $14.3 million of the premiums paid on the redemption of $150.0 million of 9.25% Senior Notes due 2015, the redemption of $199.0 million of 10.625% Senior Subordinated Notes due 2017 and the repurchase and retirement of $10.0 million of 9.25% Senior Notes due 2015. Also, for fiscal 2012 and fiscal 2011, represents costs for the recall of Aunt Jemima product net of insurance recoveries of $2.1 million in 2012 and $1.1 million in 2011. For fiscal 2011, also includes a gain on the sale of the Watsonville, CA property of $0.4 million.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands of dollars)

	Three months ended		Fiscal year
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
	14 weeks	13 weeks	53 weeks	52 weeks
Net sales	$705,060	$686,482	$2,478,485	$2,469,562
Cost of products sold	517,685	500,938	1,893,936	1,854,696
Gross profit	187,375	185,544	584,549	614,866
Operating expenses
Marketing and selling expenses	39,196	39,877	169,736	171,641
Administrative expenses	23,325	17,820	89,414	80,460
Research and development expenses	3,820	1,678	12,031	8,021
Goodwill impairment charge	—	122,900	—	122,900
Other expense (income), net	4,494	29,005	29,774	48,578
Total operating expenses	70,835	211,280	300,955	431,600
Earnings before interest and taxes	116,540	(25,736)	283,594	183,266
Interest expense	43,883	52,695	198,484	208,319
Interest income	5	3	110	242
Earnings (loss) before income taxes	72,662	(78,428)	85,220	(24,811)
Provision for income taxes	29,000	9,096	32,701	22,103
Net earnings (loss)	$43,662	$(87,524)	$52,519	$(46,914)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(thousands of dollars)

	December 30, 2012	December 25, 2011
Current assets:
Cash and cash equivalents	$92,281	$151,031
Accounts receivable, net of allowances of $5,149 and $5,440, respectively	143,884	159,981
Inventories	358,051	335,812
Other current assets	11,862	7,549
Deferred tax assets	99,199	71,109
Total current assets	705,277	725,482
Plant assets, net of accumulated depreciation of $244,694 and $205,281, respectively	493,666	501,283
Tradenames	1,603,992	1,604,512
Other assets, net	155,558	178,849
Goodwill	1,441,495	1,441,495
Total assets	$4,399,988	$4,451,621

Current liabilities:
Short-term borrowings	$2,139	$1,708
Current portion of long-term obligations	30,419	15,661
Accounts payable	137,326	152,869
Accrued trade marketing expense	44,571	35,125
Accrued liabilities	119,269	128,785
Total current liabilities	333,724	334,148
Long-term debt (includes $63,097 and $121,992 owed to related parties, respectively)	2,576,386	2,738,650
Pension and other postretirement benefits	100,918	93,406
Other long-term liabilities	28,705	22,099
Deferred tax liabilities	471,529	417,966
Total liabilities	3,511,262	3,606,269
Commitments and contingencies
Member’s equity:
Limited liability company interests	—	—
Additional paid-in-capital	697,324	697,352
Retained earnings	252,955	200,436
Accumulated other comprehensive loss	(61,553)	(52,436)
Total member’s equity	888,726	845,352
Total liabilities and member’s equity	$4,399,988	$4,451,621

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(thousands of dollars)

	Fiscal year
	December 30, 2012	December 25, 2011
	53 weeks	52 weeks

Cash flows from operating activities
Net earnings (loss)	$52,519	$(46,914)
Non-cash charges (credits) to net earnings (loss)
Depreciation and amortization	98,123	88,476
Goodwill and intangible asset impairment charge	520	148,200
Plant asset impairment charge	—	1,286
Amortization of discount on term loan	994	1,205
Amortization of debt acquisition costs	8,585	11,062
Call premium on note redemptions	14,255	—
Refinancing costs and write off of debt issuance costs	17,482	—
Amortization of deferred mark-to-market adjustment on terminated swaps	444	2,119
Change in value of financial instruments	(1,185)	1,617
Equity-based compensation charge	850	1,151
Pension expense, net of contributions	(10,391)	(13,543)
Other long-term liabilities	2,799	113
Other long-term assets	—	169
Deferred income taxes	30,929	20,524
Changes in working capital
Accounts receivable	16,259	(10,952)
Inventories	(22,027)	(5,785)
Accrued trade marketing expense	9,383	(12,111)
Accounts payable	(16,333)	38,201
Accrued liabilities	(1,432)	(23,490)
Other current assets	1,079	2,884
Net cash provided by operating activities	202,853	204,212
Cash flows from investing activities
Capital expenditures	(78,279)	(117,306)
Proceeds from sale of plant assets	570	7,900
Net cash used in investing activities	(77,709)	(109,406)
Cash flows from financing activities
Proceeds from bond offerings	—	—
Proceeds from bank term loans	842,625	—
Repayments of long-term obligations	(632,025)	(57,547)
Repurchase of notes	(373,255)	—
Proceeds from short-term borrowings	4,294	3,070
Repayments of short-term borrowings	(3,863)	(2,954)
Borrowings under revolving credit facility	40,000	—
Repayments of revolving credit facility	(40,000)	—
Repayment of capital lease obligations	(3,511)	(2,543)
Equity contributions	—	558
Repurchases of equity	(878)	(1,624)
Collection of notes receivable from officers	—	—
Debt acquisition costs	(17,498)	(721)
Change in bank overdrafts	—	—
Other financing	—	2,730
Net cash used in financing activities	(184,111)	(59,031)
Effect of exchange rate changes on cash	217	(30)
Net change in cash and cash equivalents	(58,750)	35,745
Cash and cash equivalents - beginning of period	151,031	115,286
Cash and cash equivalents - end of period	$92,281	$151,031

Supplemental disclosures of cash flow information:
Interest paid	$179,427	$196,339
Interest received	110	241
Income taxes paid (refunded)	1,981	(1,954)
Non-cash investing and financing activities:
New capital leases	1,548	11,240